EXHIBIT 3.1

FILED WITH SECRETARY OF STATE OF OHIO

JUNE 24, 2010

AMENDED ARTICLES OF INCORPORATION

OF

THE KROGER CO.

The Kroger Co., a corporation for profit, heretofore organized and now existing under the laws of the State of Ohio, makes and files these Amended Articles of Incorporation and states:

FIRST.  The name of the Corporation is THE KROGER CO.

SECOND.  The principal office of the Corporation is located at Cincinnati, in Hamilton County, Ohio.

THIRD.  The purpose of said Corporation is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.99, inclusive, of the Ohio Revised Code.

FOURTH.  SECTION A.  The maximum number of shares which the Corporation is authorized to have outstanding is one billion five million (1,005,000,000), classified as follows:  five million (5,000,000) Cumulative Preferred Shares of the par value of $100.00 each; and one billion (1,000,000,000) Common Shares of the par value of $1.00 each.

The express terms and provisions of the shares of the foregoing classes of stock of the Corporation shall be as follows:

SECTION B.  The holders of Common Shares shall have no pre-emptive rights to subscribe for or purchase any shares of any class.

SECTION C.  1.  The authorized shares of Cumulative Preferred Shares may be issued in series from time to time.  All shares of any one series of Cumulative Preferred Shares shall be alike in every particular and all shares of Cumulative Preferred Shares shall rank equally.  The express terms and provisions of shares of different series shall be identical except that there may be variations in respect of the dividend rate, dates of payment of dividends and dates from which they are cumulative, redemption rights and price, liquidation price, sinking fund requirements, conversion rights, and restrictions on issuance of shares of the same series or of any other class or series.  The Board of Directors of the Corporation is authorized to fix, by the adoption of an amendment to the Articles creating each such series of the Cumulative Preferred Shares, (a) the designation and number of shares of such series, (b) the dividend rate of such series, (c) the dates of payment of dividends on shares of such series and the dates from which they are cumulative, (d) the redemption rights of the Corporation with respect to shares of such series and the price or prices at which shares of such series may be redeemed, (e) the amount or amounts payable to holders of shares of  such series on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, which may be different for voluntary and involuntary liquidation, dissolution, or winding up, (f) the amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application, (g) whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made, and (h) whether or not the issue of any additional shares of such series or any future series in addition to such series or any other class of stock shall be subject to any restrictions and, if so, the nature of such restrictions.

2.            Dividends on Cumulative Preferred Shares of any series shall be payable at rates and on dates to be fixed by the Board of Directors at the time of the creation of such series.  Dividends of the Cumulative Preferred Shares of all series shall be cumulative, and no dividends shall be declared or paid upon or set apart for the Common Shares unless and until full dividends on the outstanding Cumulative Preferred Shares of all series shall have been paid or declared and set apart for payment with respect to all past dividend periods and the current dividend period.  In case of any series of Cumulative Preferred Shares, dividends shall accrue from and be cumulative from such dates as may be fixed by the Board of Directors at the time of the creation of such series.  In the event of the issue of additional Cumulative Preferred Shares of any series after the initial issue of shares of such series all dividends paid on Cumulative Preferred Shares of such series prior to the issue of such additional Cumulative Preferred Shares and all dividends declared and payable to holders of record of Cumulative Preferred Shares of such series on a date prior to such additional issue shall be deemed to have been paid on the additional shares so issued.

3.            If upon any liquidation, dissolution or winding up, the assets distributable among the holders of the Cumulative Preferred Shares of all series shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of the Corporation shall be distributed among the holders of the Cumulative Preferred Shares of all series then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled.  Nothing in this paragraph shall be deemed to prevent the purchase, acquisition or other retirement by the Corporation of any shares of its outstanding stock as now or in the future authorized or permitted by the laws of Ohio.  A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale or transfer of all or substantially all of its property, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

4.            Notice of any proposed redemption of Cumulative Preferred Shares of any series shall be given by the Corporation by publication at least once in one daily newspaper printed in the English language and of general circulation in the Borough of Manhattan, City of New York, State of New York, and in the City of Cincinnati, State of Ohio, the first publication to be at least sixty (60) days, and not more than ninety (90) days, prior to the date fixed for such redemption.  Notice of any proposed redemption of Cumulative Preferred Shares of any series also shall be given by the Corporation by mailing a copy of such notice, at least sixty (60) days, and not more than ninety (90) days, prior to the date fixed for such redemption, to the holders of record of the Cumulative Preferred Shares to be redeemed, at their respective addresses then appearing upon the books of the Corporation; but no failure to mail such notice, or defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption.  In case of the redemption of a part only of the Cumulative Preferred Shares of any series at the time outstanding, the shares to be redeemed shall be selected by lot or pro rata, as the Board of Directors may determine.  The Board of Directors shall have full power and authority, subject to the limitations and provisions herein contained, to prescribe the manner in which, and the terms and conditions upon which, the shares of the Cumulative Preferred Shares of any series shall be redeemed from time to time.  On or at any time before the redemption date specified in such notice, the Corporation shall deposit in trust, for the holders of the shares to be redeemed, funds necessary for such redemption with a bank or trust company organized under the laws of the United States of America or the State of New York and doing business in the Borough of Manhattan, City of New York, or organized under the laws of the United States of America or of the State of Ohio and doing business in the City of Cincinnati, Ohio; and designated in such notice of redemption.  Upon the publication of the notice of redemption as above provided, or upon the making of such deposit, whichever is later, all shares with respect to the redemption of which such notice and deposit shall have been given and made shall, whether or not the certificates therefor shall have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except only the rights of the holders of the certificates for such shares to receive, out of the funds so deposited in trust, from and after the date of such deposit, the amount payable upon the redemption thereof, without interest; provided, however, that no right of conversion, if any, belonging to such shares, if such right of conversion is, by its terms, to exist for a period beyond the date of the publication of such notice or the making of such deposit, shall be impaired by the publication of such notice or the making of such deposit.  At the expiration of six (6) years after the date of such deposit, such trust shall terminate.  Any such moneys then remaining on deposit with such bank or trust company shall be paid over to the Corporation, and thereafter the holders of the certificates for such shares shall have no claims against such bank or trust company, but only claims as unsecured creditors against the Corporation for the amount payable upon the redemption thereof without interest.

5.            At all meetings of the shareholders, every holder of record of shares of Cumulative Preferred Shares and every holder of record of Common Shares shall be entitled to vote and shall have one vote for each share outstanding in his name on the books of the Corporation on the record date fixed for such purpose, or if no record date is fixed, on the date next preceding the day of such meeting, provided that (1) in the event that the Corporation should have failed to pay dividends on any series of Cumulative Preferred Shares for six or more quarterly dividends, the holders of Cumulative Preferred Shares of all series, voting as a single class, shall be entitled to elect two directors, each for a one-year term, at the meeting of shareholders for the election of directors next succeeding the time such failure to pay these six dividends first occurs, and (2) no amendment to the Articles of Incorporation or Regulations shall be made which would be substantially prejudicial to the holders of outstanding Cumulative Preferred Shares or any series thereof without the favorable vote of the holders of two-thirds of the Cumulative Preferred Shares, voting as a single class, then outstanding, unless such amendment shall not equally affect all series, in such case the favorable vote of the holders of two-thirds of the adversely affected series shall also be required.  The right of holders of Cumulative Preferred Shares to elect these two directors shall terminate when all such unpaid dividends on Cumulative Preferred Shares have been paid and the directors then in office and elected by the holders of Cumulative Preferred Shares shall forthwith cease to hold office upon such payments.

6.            The holders of the Cumulative Preferred Shares shall have no pre-emptive rights to subscribe for or purchase any shares of any class.

FIFTH.  SECTION A.  Section 1701.831 of the Ohio Revised Code does not apply to the Corporation.

SECTION B.  Shareholders are not permitted to vote cumulatively in the election of directors.  Any amendment to this Section B of Article Fifth will require the affirmative vote of the holders of record of shares entitling them to exercise 75% of the voting power on such proposal.

SIXTH.  The vote required for election of a director by the shareholders will, except in a contested election or when cumulative voting is in effect, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of shareholders.  In a contested election or when cumulative voting is in effect, directors will be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.  An election will be considered contested if as of the record date there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

SEVENTH.  The following provisions are hereby agreed to for the purpose of defining, limiting and regulating the exercise of the authority of the Corporation or of its shareholders, or of any class of its shareholders, or of its directors, or for the purpose of creating and defining rights and privileges of the shareholders among themselves.

(a)  This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Amended Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on officers, directors, and shareholders herein, including but not limited to the rights of dissenting shareholders conferred by Ohio law, are granted subject to this reservation.

(b)  Action on any matter at any shareholders’ meeting, or without such meeting, regarding which the statutes of Ohio provide that unless otherwise provided in the articles of incorporation or regulations of a corporation, there shall be the affirmative vote or consent of a larger portion than the holders of a majority of the shares entitled to vote thereon or consent thereto, may be taken by the affirmative vote or consent of the holders of a majority of shares entitled to vote thereon or consent thereto, but in the event that the vote or consent is required to be by classes, then, except as otherwise provided herein, action may be taken on such matter by the affirmative vote or consent of the holders of a majority of each class of shares entitled to vote by classes on such matter.

(c)  The Corporation may, when authorized by the Board of Directors and without any action by the shareholders, purchase, hold, sell and reissue any of its shares in such manner and under such terms and conditions as may be prescribed by the directors.

(d)  The Board of Directors shall have the power and authority to determine the fair value of any property other than money to be received by the Corporation in payment of its shares.

(e)  The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of this Corporation, and are in furtherance of and in addition to, and not in limitation of, the general powers conferred by the laws of the State of Ohio.

EIGHTH.  These Amended Articles of Incorporation supersede and take the place of the existing Amended Articles of Incorporation.